Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 5th day of May, 2016, by and between BAR HARBOR BANKSHARES, a Maine corporation with its headquarters located in Bar Harbor, Maine (the “Company”), BAR HARBOR BANK & TRUST, a wholly-owned subsidiary of the Company (the “Bank”) (together, the “Employer”), and WILLIAM J. MCIVER, residing at the address on file with the Employer (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Employer desires to employ the Executive, and the Executive desires to accept such employment upon the terms and conditions set forth herein, including, without limitation, the restrictive covenants in Sections 10 and 11 herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. DEFINITIONS.

1.1. “Cause” shall mean solely the Executive’s conviction by a court of competent jurisdiction of a felony involving dishonesty or fraud on the part of the Executive in his relationship with the Employer.

1.2. “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

1.3. “Confidential Information” shall mean any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Company, the Bank, or any of their subsidiaries or affiliates, or the business of their customers, provided to the Executive, or which the Executive obtained or compiled or had obtained or compiled on his behalf, which information or compilations of information are not a matter of public record or generally known or available to the public, including, without limitation, but subject to the foregoing, the following:

1.3.1.	Financial information regarding the Company, the Bank, or any of their subsidiaries or affiliates;

1.3.2.	Personnel data, including compensation arrangements relating to the Executive or any other employees of the Company, the Bank, or any of their subsidiaries or affiliates;

1.3.3.	Internal plans, practices, and procedures of the Company, the Bank, or any of their subsidiaries or affiliates;

1.3.4.	The names, portfolio information, investment strategies, requirements, lending or deposit information, or any similar information of any customers, clients, or prospects of the Company, the Bank, or any of their subsidiaries or affiliates;

1.3.5.	Business methods and marketing strategies of the Company, the Bank, or any of their subsidiaries or affiliates;

1.3.6.	Any other information expressly identified to Executive as confidential by the officers and directors of the Company, the Bank, or any of their subsidiaries or affiliates; and

1.3.7.	The terms and conditions of this Agreement and any documents or instruments executed in connection herewith that are not of public record.

1.4. “Disability” shall mean a condition: (a) which causes the Executive to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months; or (b) which results in his receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months, income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Disability shall be deemed to exist only when the disability has been certified to the Board of Directors of the Company by a licensed physician approved by the Board of Directors of the Company.

1.5. “Effective Date” shall mean the Closing Date, as such term is defined in the Agreement and Plan of Merger, dated as of May 5, 2016, by and between the Company and Lake Sunapee Bank Group.

1.6. “Good Reason” shall mean the occurrence of one or more of the following events without the consent of the Executive:

1.6.1.	A material diminution in the Executive’s Base Compensation;

1.6.2.	A material diminution or adverse change in the Executive’s authority, duties, or responsibilities;

1.6.3.	A material diminution in the budget over which the Executive retains authority;

1.6.4.	A material change in the geographic location at which the Executive must perform a substantial portion of his services, which for purposes of this Agreement means a location that is more than one hundred (100) miles from Newport, New Hampshire;

1.6.5.	Any other action or inaction that constitutes a material breach by the Employer of the Agreement or any other agreement under which the Executive provides services to the Employer or Employer provides compensation or benefits to Executive; or

1.6.6.	If Employer delivers a Notice of Termination for Cause pursuant to Section 7.1 and it is determined by an arbitrator pursuant to Section 13.4 that grounds for termination for Cause did not in fact exist.

1.7. “Notice of Termination” shall mean the written communication provided to the other party in the event of the Executive’s termination of employment (i) by the Employer for Cause or on account of the Executive’s Disability or (ii) by the Executive for Good Reason. A Notice of Termination must indicate the specific provisions in this Agreement upon which the applicable party relies as the basis for the Executive’s termination of employment and must also set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination of employment under the provisions so indicated.

1.8. “Restrictive Period” shall mean the period commencing on the Effective Date and terminating on the one (1)-year anniversary of the Executive’s termination of employment with the Company, the Bank, and all of their subsidiaries and affiliates, regardless of reason and whether or not pursuant to this Agreement.

2. EMPLOYMENT. As of the Effective Date, the Employer employs the Executive, and the Executive accepts employment by the Employer, as the Executive Vice President, Regional President—New Hampshire and Vermont Markets of the Employer on the terms and conditions specified herein.

3. TERM OF EMPLOYMENT.

3.1. Term. The Executive’s employment shall be for a term of commencing on the Effective Date and ending on May 31, 2019 (the “Term”), unless terminated sooner pursuant to this Agreement.

3.2. Expiration. Upon expiration of this Agreement, the Executive’s employment with the Employer shall cease, and this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.1.

4. RESPONSIBILITIES AND OTHER ACTIVITIES.

The Executive shall be employed as the Executive Vice President, Regional President—New Hampshire and Vermont Markets of the Employer as of the Effective Date. In such roles, the Executive shall undertake the overall management, responsibilities, and duties related to these positions as defined by the Chief Executive Officer of the Company or of the Bank, as applicable, and summarized in the job description attached hereto as Exhibit A. The Executive shall faithfully perform the duties of his positions as described herein; shall devote substantially all of his business time and energies to the business and affairs of the Employer; and shall use his best efforts, skills, and abilities to promote the Employer’s interests. The Executive may not engage in any business activities or render any services of a business, commercial, or professional nature (whether or not for compensation) that would adversely affect the Executive’s performance of his responsibilities and duties hereunder or conflict with the business of the Employer for the benefit of any person or entity, unless the Executive receives the prior written consent of the Employer.

5. COMPENSATION.

5.1. Base Compensation. The Employer shall pay the Executive an annual base salary of Two Hundred and Ninety Five Thousand Dollars and Zero Cents Dollars ($295,000) (“Base Compensation”). The Base Compensation shall be paid in substantially equal installments in accordance with the Employer’s compensation policies and procedures on the payroll dates established by the Employer for its senior executive officers. The Base Compensation shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors and may be adjusted in the Company’s sole discretion, provided that the Base Compensation may not be adjusted downwards during the initial Term.

5.2. Other Compensation.

5.2.1.	The Executive shall be a participant in the Company’s Annual Incentive Plan, in the form attached hereto as Exhibits B and B(a) as may be amended from time to time in the Company’s sole discretion, with his award, if any, for the calendar year of the Effective Date to be prorated from the Effective Date.

5.2.2.	The Executive shall be a participant in the Company’s Long Term Incentive Plan, in the form attached hereto as Exhibits C and C(a), as may be amended from time to time in the Company’s sole discretion.

5.2.3.	The Executive shall be eligible to participate in any performance compensation plans agreed upon by the parties during the Term of this Agreement in concert with the Employer’s evolving goals and objectives. Notwithstanding any provision herein to the contrary, all incentive compensation shall be provided consistent with the Employer’s risk-management policies and the requirements of all applicable laws, including without limitation any rules adopted and applicable to the Executive under Section 956 of the Dodd-Frank Act.

6. OTHER BENEFITS.

6.1. Benefits. The Executive shall be eligible to participate in such medical, dental, disability, retirement, life insurance, and other employee benefits on the same basis as may be provided to other similarly-situated employees of the Employer. As to all other benefits to which the Executive may be entitled in parity with all other employees, such benefits may be created, changed, or terminated from time to time in the Employer’s sole discretion.

6.2. Vacation. The Executive shall be entitled to reasonable paid vacations and sick leave benefits consistent with the Employer’s vacation and sick leave policies.

6.3. Reimbursements. The Employer shall reimburse the Executive for all ordinary and necessary business expenses described in Code Section 62(a)(2)(A) which are incurred by the Executive in the performance of his duties hereunder and which are subject to reimbursement in accordance with the Employer’s policies; provided, however, that: (i) such expenses shall be reimbursed no later than the end of the calendar year following the calendar year in which the expenses were incurred, with the expectation that such amounts shall be reimbursed by the end of the calendar month following the year in which the expenses were incurred; (ii) the amount of such expenses eligible for reimbursement in one calendar year cannot affect the amount of such expenses eligible for reimbursement in another calendar year; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7. TERMINATION.

This Agreement may terminate prior to the expiration of the Term in accordance with this Section 7.

7.1. By the Employer For Cause. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time for Cause. Such termination shall be effective immediately upon Notice of Termination to the Executive. If the Employer terminates the Executive’s employment for Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.2.

7.2. By the Employer Without Cause. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time by giving the Executive thirty (30) days’ prior written notice of his termination of employment. The Executive’s termination of employment shall occur on the date specified in such written notice. If the Employer terminates the Executive’s employment without Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.3.

7.3. By the Executive without Good Reason. The Executive may elect to terminate this Agreement and voluntarily to resign his employment at any time for any reason by giving the Employer not less than thirty (30) days’ prior written notice of his termination of employment. The Executive’s termination of employment shall occur on the date specified in such written notice, unless the Employer elects to terminate the Executive’s employment as of a date prior thereto. If the Executive terminates this Agreement pursuant to this Section 7.3 during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.2.

7.4. By the Executive for Good Reason. The Executive may elect to terminate this Agreement and his employment for Good Reason within the two (2)-year period following the initial existence of the condition or conditions giving rise to Good Reason. Before the Executive may terminate this Agreement for Good Reason, the Executive must provide the Employer with a Notice of Termination describing the existence of the condition or conditions giving rise to Good Reason no later than ninety (90) days after the date of the initial occurrence of such condition or conditions, and the Employer must have failed to remedy such condition or conditions within the thirty (30)-day period following such Notice of Termination. If the Executive terminates this Agreement for Good Reason during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.3.

7.5. Death. The Executive’s employment shall terminate on account of the Executive’s death. If the Executive’s employment is terminated on account of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s estate or other legal representatives under this Agreement, except as provided under Section 8.4.

7.6. Disability. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment on account of the Executive’s Disability. Such termination shall be effective immediately upon Notice of Termination to the Executive. If the Executive’s employment is terminated on account of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.4.

8. PAYMENTS TO EXECUTIVE UPON TERMINATION.

8.1. Generally. Regardless of the reason for any termination of this Agreement and subject to this Section 8, the Executive (or the Executive’s estate or other legal representatives if the Agreement terminates on account of the Executive’s death) shall be entitled to receive (together, “Accrued Benefits”):

8.1.1.	Payment of the Executive’s earned but unpaid Base Compensation (including, without limitation, all items which constitute wages under applicable law) as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s compensation policies and procedures but in no event later than the date required by applicable law;

8.1.2.	Payment of the Executive’s earned but unused vacation time as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s vacation pay policy; and

8.1.3.	All rights and benefits (if any) to which the Executive is entitled due to his termination of employment as required independent of this Agreement by the terms of any employee benefit plans and programs of the Company or of the Bank in existence as of the date of the Executive’s termination of employment, such as The Bar Harbor Bankshares and Subsidiaries Equity Incentive Plan of 2015, the 2013 Annual Incentive Plan, the Long-Term Executive Incentive Plan or any other Company or Bank incentive plan, with such rights and benefits to be determined in accordance with the terms of such plans and programs.

8.2. Termination by the Employer for Cause or without Good Reason. If the Employer terminates the Executive’s employment for Cause pursuant to Section 7.1 or the Executive terminates his employment without Good Reason pursuant to Section 7.3, the Executive shall be entitled to receive payment of his Accrued Benefits.

8.3. Termination by the Employer without Cause or by the Executive for Good Reason. If the Employer terminates the Executive’s employment without Cause pursuant to Section 7.2 or the Executive terminates his employment for Good Reason pursuant to Section 7.4, the Executive shall be entitled, subject to Section 8.6, to receive:

8.3.1.	Payment of his Accrued Benefits;

8.3.2.	Lump sum payment equal to one (1) times the Executive’s Base Compensation as of the effective date of the Executive’s termination of employment, with such payment to be made at the time specified in Section 8.6; and

8.3.3.	Continued medical, health, dental, and vision insurance benefits to which the Executive and his eligible dependents, if any, were entitled under such plans immediately prior to the date of the Executive’s termination of employment, for the greater of (i) a period of twelve (12) months (the “Continuation Period”) or (ii) the period to which the Executive would be entitled to continue coverage under the Employer’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), where during the Continuation Period the Executive shall be required to make the same premium contributions that he was required to make immediately prior to his termination of employment and, to the extent COBRA continues to apply after expiration of the Continuation Period, the Executive shall be required to pay one hundred percent (100%) of the premiums due for such continuation coverage after expiration of the Continuation Period; provided, however, that, to the extent that the promise or provision of any continued group health benefit pursuant to this Section 8.3.3 would cause a group health plan maintained for the officers or employees of the Employer to fail to comply with Section 2716 of the Public Health Service Act, the nondiscrimination rules of Code Section 105(h)(2), or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Executive shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Executive to purchase a comparable health benefit; provided, further, that notwithstanding the foregoing, the benefit under this Section 8.3.3 shall cease and shall no longer be available upon the Executive’s commencement of employment with another employer in all events.

If the Executive shall die prior to the receipt of all such payments under this Section 8.3, the remainder of such payments shall be paid to his surviving spouse or, if he has no surviving spouse, to his estate.

Notwithstanding the above, the amounts described in Section 8.3.2 that are payable subsequent to the Executive’s termination of employment shall be subject to Section 18.2.

8.4. Termination due to Death or Disability. In the event of termination of this Agreement on account of the Executive’s death or on account of the Executive’s Disability pursuant to Section 7.6, the Executive or the Executive’s estate or other legal representatives shall be entitled to receive payment of the Executive’s Accrued Benefits.

8.5. No Mitigation. The Executive shall not be required to mitigate the amount of any severance benefits described in this Section 8 by seeking other employment, other than as provided in Section 8.3.3 hereof.

8.6. Release. Payment and provision of the benefits described in Sections 8.3.2 and 8.3.3 hereof (the “Severance Payments”) are subject to the Executive’s execution and delivery to the Employer of a general release, in a form acceptable to the Employer, within forty five (45) days of the Executive’s termination of employment, which has (and not until it has) become irrevocable, satisfactory to the Employer in the reasonable exercise of its discretion, releasing the Company, the Bank, their subsidiaries, their affiliates, and their Directors, officers, and employees, from any and all claims or potential claims arising from or related to the Executive’s employment with the Employer or termination of employment. Notwithstanding payment timing provisions to the contrary in this Agreement but still subject to the requirements of the preceding sentence, the Severance Payments shall commence on the Employer’s first regular payroll date occurring on or after the sixtieth (60th) date following the Executive’s termination of employment (the “First Payroll Date”), with amounts otherwise payable under the Employer’s normal payroll procedures prior to the First Payroll Date, to be paid in lump sum on the First Payroll Date without interest thereon.

9. CODE SECTIONS 280G AND 4999.

Notwithstanding anything contained herein to the contrary, in the event it shall be determined that any payment or distribution made at any time by the Company, the Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which the Company or the Bank is a member, to or for the benefit of the Executive (whether paid or payable, or distributed or distributable, pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), such Payment shall be reduced to the extent necessary to ensure that no portion of such Payment will be non-deductible to the Employer by Code Section 280G or will be subject to the excise tax imposed by Code Section 4999 (the “Reduced Payment”), and the Executive shall have no further rights or claims with respect to an amount in excess of the Reduced Payment. If a Payment is reduced pursuant to this Section 9, the Employer shall reduce or eliminate the following portions of the Payment in successive order to reach the Reduced Payment: (i) first, the benefits portion of the Payment, (ii) then, the cash portion of the Payment, and (iii) then, the equity portion of the Payment. Any determination required under this Section 9 (including, without limitation, the amount of the Reduced Payment and the assumptions to be utilized in arriving at such determination) shall be made by the Employer and its tax advisors, whose determination shall be conclusive and binding upon the Executive.

10. CONFIDENTIALITY.

10.1. The Executive recognizes and acknowledges that certain assets of the Company, the Bank, and their affiliates or subsidiaries constitute Confidential Information.

10.2. The Executive shall not, without the prior written consent of the Company, the Bank, or any of their subsidiaries or affiliates, use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any Confidential Information, except in connection with any dispute that arises between the Company and/or the Bank and the Executive, in which case such disclosure may be made to the extent necessary to the Executive’s personal legal advisers and to courts having jurisdiction over such matters.

10.3. Upon termination of employment, the Executive hereby agrees to deliver promptly to the Company, the Bank, or any of their subsidiaries or affiliates all memoranda, notes, records, manuals, or other documents, including all copies of such materials, containing Confidential Information, whether made or compiled by the Executive or furnished to him from any source by virtue of the Executive’s relationship with the Company, the Bank, or any of their subsidiaries or affiliates.

10.4. Regardless of the reason for his cessation of employment, the Executive will furnish such information as may be in the Executive’s possession and will cooperate with the Company, the Bank, or any of their subsidiaries or affiliates as may reasonably be requested in connection with any claims or legal actions in which the Company, the Bank, or any of their subsidiaries or affiliates are or may become a party. The Employer will reimburse the Executive for any reasonable out-of-pocket expenses the Executive incurs in order to satisfy his obligations under this Section 10.4.

11. NON-COMPETITION AND NON-SOLICITATION.

11.1. In consideration of the covenants of the Employer contained herein, the Executive covenants and agrees with the Employer that, during the Restrictive Period and within a one hundred and fifty (150) “air” mile radius from Newport, New Hampshire, the Executive shall not, without specific written approval of the Employer, directly or indirectly:

11.1.1.	Engage in any insurance, brokerage, trust, banking, or other financial services as an owner, employee, consultant, representative, or in any other capacity;

11.1.2.	Directly or indirectly request or advise any past, present, or future customers of the Company, the Bank, or any of their subsidiaries or affiliates to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, or any of their subsidiaries or affiliates;

11.1.3.	Directly or indirectly cause, suggest, or induce others to call on any past, present, or future customers of the Company, the Bank, or any of their subsidiaries or affiliates; or

11.1.4.	Canvas, solicit, or accept any business on behalf of any other bank, insurance agency, trust, or other financial services business, other than the Company, the Bank, or any of their subsidiaries or affiliates, from any past or present customer of the Company, the Bank, or any of their subsidiaries or affiliates.

11.2. During the Restrictive Period, the Executive shall not, directly or indirectly, by any means or device whatsoever, for himself or on behalf of, or in conjunction with, any other person, partnership, or corporation, solicit, entice, hire, or attempt to hire or employ any employee of the Company, the Bank, or any of their subsidiaries or affiliates.

11.3. Other Agreements. The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party, including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or other party. Prior to the Effective Date hereof, the Executive has provided copies of all restrictive covenants (e.g., non-solicitation and non-competition agreements) to which he is a party to the Employer in order to ensure compliance with this Section 11.3.

12. REFORMATION AND INJUNCTIVE RELIEF.

12.1. Reformation. All the parties hereto acknowledge that the parties have carefully considered the nature and scope of this Agreement. The activities, period, and area covered by Sections 10 and 11 are expressly acknowledged and agreed to be fair, reasonable, and necessary. To the extent that any covenant contained in Sections 10 and 11 is held to be invalid, illegal, or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal, and enforceable to the fullest extent of the law.

12.2. Injunctive Relief. The Executive acknowledges and agrees that, upon any breach by the Executive of his obligations under Sections 10 and 11 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief, notwithstanding Section 13 hereof. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Executive.

13. MEDIATION AND ARBITRATION.

13.1. Generally. If the Executive and the Employer have any dispute whatsoever relating to the interpretation, validity, or performance of this Agreement, or any other dispute arising out of this Agreement, every reasonable attempt will be made to resolve any differences or dispute within thirty (30) days of an issuance of written notice by either party to the other party. If a successful resolution of any differences or dispute has not been achieved to the satisfaction of both parties at the end of the thirty (30)-day period, the steps outlined in the following Sections 13.2, 13.3, and 13.4 shall apply.

13.2. ADR. Except as otherwise expressly provided hereunder, the parties agree that any and all disputes arising out of the Executive’s employment, or cessation of employment, including but not limited to any dispute, controversy, or claim arising under any federal, state, or local statute, law, ordinance, or regulation or under this Agreement, shall be resolved exclusively by Alternative Dispute Resolution described in this Agreement (“ADR”). The initiation of ADR shall first require mediation, and the parties agree to first try to settle any dispute through mediation. Mediation shall be initiated by either party by the serving of a written notice of intent to mediate (a “Mediation Notice”) by one party upon the other. If no resolution has been mutually agreed through mediation within ninety (90) days of service of a Mediation Notice, then and only then may the dispute be submitted to arbitration. Arbitration shall be initiated by the serving of a written notice of intent to arbitrate (an “Arbitration Notice”) by one party upon the other.

13.3. Mediation. In the event that a party wishes to initiate ADR, a Mediation Notice must be served on the other party within six (6) months from the date on which the claim arose. If the parties cannot mutually agree on a mediator, then a mediator shall be selected in accordance with the Employment Mediation Rules of the American Arbitration Association.

13.4. Arbitration. In the event that mediation is unsuccessful and arbitration is initiated, it shall be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. There shall be a single arbitrator to be agreed upon by the parties; provided that, if the parties are unable to agree upon a single arbitrator, the Executive and the Employer shall each name an arbitrator, and the two (2) arbitrators so named shall name a third (3rd) arbitrator. The arbitration proceedings shall be heard by the arbitrator(s), and the decision of the arbitrator, or of a majority of the panel if one has been selected, shall be final and binding on the parties. Judgment upon the arbitration award may be entered in any court of competent jurisdiction. An Arbitration Notice must be served on the other party within one (1) year from the date on which the claim arose, and failure to bring such a claim within such one (1)-year period shall constitute a waiver of such claim and an absolute bar to any further proceedings in any forum with respect to it. All mediation and arbitration proceedings shall be conducted in Bangor, Maine, unless the parties otherwise agree in writing.

13.5. Costs. The cost of any mediation proceeding under this Section 13 will be paid entirely by the Employer. The cost of any arbitration proceeding shall be shared equally by the parties to the dispute; provided, however, that if the dispute is resolved in favor of the Executive, such cost shall be paid in full by the Employer. Each party shall be responsible for its own cost of representation and counsel.

14. NOTICES.

All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile or electronic mail, on the date received; (b) if delivered by overnight courier, on the day after mailing; and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

To the Employer:

Bar Harbor Bankshares

ATTN: Human Resources Department

82 Main Street

P.O. Box 400

Bar Harbor, ME 04609

Fax: (207) 288-2811

Email: msawyer@bhbt.com

With copies to:

Richard Schaberg, Esq.

Hogan Lovells US LLP

555 Thirteenth Street NW

Washington, DC 20004

Fax: (202) 637-5671

Email: richard.schaberg@hoganlovells.com

To the Executive:	At the address on file with the Employer

15. SUCCESSORS AND ASSIGNS.

15.1. The rights and obligations of the Executive hereunder are not assignable or delegable, and any such assignment or delegation will be null and void, provided, however, that in the event of his death any and all amounts due Executive hereunder shall be paid to his surviving spouse, or if he has no surviving spouse, to his estate, including without limitation any amounts due Executive under Section 8 hereof.

15.2. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, beneficiaries, heirs, and personal representatives.

15.3. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform them if no such succession had taken place. Each such successor shall execute a written agreement evidencing its assumption of the Employer’s obligations under this Agreement prior to the effective date of any such purchase, merger, consolidation, or other transaction.

15.4. The failure of the Employer to obtain from each successor the written agreement described in Section 15.3 shall be deemed to be a material breach of the obligations of the Employer under this Agreement, and shall entitle the Executive to incur a separation from service for Good Reason pursuant to Section 7.4.

15.5. As used in this Section 15, the Employer shall include the Company, the Bank, and any successor to all or substantially all of the business and/or assets of any of them (whether direct or indirect, by purchase, merger, consolidation, or otherwise) which executes and delivers the written agreement described in Section 15.3 or which otherwise becomes bound by all the terms and provisions of this Agreement.

16. SURVIVAL.

Notwithstanding anything contained herein to the contrary, the provisions of this Agreement which by their terms are to be performed subsequent to termination, including, without limitation, Sections 8, 10, 11, 12, and 13 and this Section 16, shall survive the termination of this Agreement and shall remain fully enforceable.

17. NON-DUPLICATION.

In the event that the Executive shall perform services for the Company, the Bank, and/or any of their direct or indirect subsidiaries, any compensation or benefits provided to the Executive by such employer or pursuant to such employer’s employee benefit plans shall be applied to offset the obligations of the Employer hereunder, it being intended that the provisions of this Agreement shall set forth the aggregate compensation and benefits payable to the Executive for all services rendered to the Company, the Bank, and any of their direct or indirect subsidiaries.

18. CODE SECTION 409A.

18.1. The Executive and the Employer acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Code Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Employer agree that:

18.1.1.	The Executive will be deemed to have a date of termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A;

18.1.2.	The expense reimbursements described in Section 6.3 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

18.1.3.	The payments described in Sections 8.1.1 and 8.1.2 are intended to be excepted from compliance with Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(3) as payment made pursuant to the Employer’s customary payment timing arrangement;

18.1.4.	The benefits and payments described in Section 8.1.3 are expected to comply with or be excepted from compliance with Code Section 409A on their own terms; and

18.1.5.	The welfare benefits provided in kind under Section 8.3.3 are intended to be excepted from compliance with Code Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income. To the extent not otherwise excepted from compliance with Code Section 409A, such benefits will be administered to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).

18.2. With respect to payments under this Agreement, for purposes of Code Section 409A, each severance payment (if there is more than one payment) will be considered one of a series of separate payments. The Executive and the Employer further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). In the case of a payment that is not excepted from compliance with Code Section 409A and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to the later of (i) the date specified in Section 8.6 and, (ii) if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect exemption from, and/or compliance with, Code Section 409A. Neither the Bank nor the Company make any representations or warranties that the payments provided under this Agreement comply with, or are exempt from, Code Section 409A, and in no event shall either the Bank or the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Code Section 409A.

19. COMPLIANCE WITH FDI ACT.

Notwithstanding anything contained herein to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

20. GENERAL PROVISIONS.

20.1. Entire Agreement. This Agreement and the attachments hereto constitute the entire understanding and agreement between the parties hereto with respect to the Employer’s employment of the Executive, and supersedes and revokes any and all prior agreements and understandings, whether oral or written, between the parties relating to the subject matter of this Agreement.

20.2. Withholding. The Employer may withhold from any payments to be made hereunder such amounts as it may be required or permitted to withhold under applicable federal, state, or other law, and transmit such withheld amounts, as appropriate, to the appropriate taxing authorities.

20.3. Governing Law. This Agreement shall be interpreted under, subject to, and governed by the substantive laws of the State of Maine, without giving effect to provisions thereof regarding conflict of laws.

20.4. Modification and Waiver. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Code Section 409A and shall be subject to amendment in the future, in such manner as the Employer, in consultation with the Executive, may deem necessary or appropriate to effect such compliance; provided, that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, except by written instrument of the party charged with such waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver of any other term or condition of this Agreement or as to any subsequent occurrence of the term or condition.

20.5. Cooperation. Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

20.6. Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

20.7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall automatically be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

20.8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will together constitute one and the same instrument.

21. ACKNOWLEDGEMENT.

The Executive acknowledges that he has had a full and complete opportunity to review the terms, enforceability, and implications of this Agreement; that he has had a full and complete opportunity to present it to competent legal counsel for review; and that the Employer has not made any representations and warranties to the Executive concerning the terms, enforceability, and implications of this Agreement other than as reflected in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

Witness: /s/ Witness	BAR HARBOR BANKSHARES
	By:	/s/ Curtis C. Simard
Name: Curtis C. Simard Title: President and Chief Executive Officer

Witness: /s/ Witness	BAR HARBOR BANK & TRUST
	By:	/s/ Curtis C. Simard
Name: Curtis C. Simard Title: President and Chief Executive Officer

Witness: /s/ Witness	EXECUTIVE /s/ William J. McIver
WILLIAM J. MCIVER

[Signature Page to McIver Employment Agreement]

EXHIBIT A

Job Description

(attached)

POSITION DESCRIPTION

POSITION TITLE:	Executive Vice President

Regional President

New Hampshire and Vermont markets

RESPONSIBILITY LEVEL:	Executive

REPORTS TO:	CEO and President

PROVIDES SUPERVISION

And GUIDANCE FOR:	New Hampshire and Vermont Branch Teams and Global BHB Residential Lending

GUIDANCE TO:	New Hampshire and Vermont staff

GENERAL RESPONSIBILITIES:

The position is responsible for customer retention, growth, and administrative duties of assigned banking functions to include branch and residential lending divisions in the New Hampshire and Vermont geographic service areas to achieve maximum overall profitability. Oversight of branch teams will include working with other BHB divisions to help unite the culture and unify delivery standards. Oversight of residential lending will extend to all of BHB.

This position will particularly focus on the communication and benefits of the BHB affiliation to customers and employees alike. The position will serve as a critical component to decisions around the future operation of the combined organization.

KNOWLEDGE, ABILITY and SKILLS REQUIRED:

The ability to analyze, interpret findings and results, and to draw logical conclusions in carrying out assigned responsibilities. The ability to use and analyze financial and economic information for problem solving; the flexibility to learn and keep current with changing markets, products, procedures, laws and regulations, varying job responsibilities, technological advances and new equipment; the ability to manage multiple priorities and direct work teams in a fast paced, high volume environment with critical deadlines.

A minimum of five years experience in a similar or related position. Proven leadership, people management and communication skills both with reports and peer groups.

SPECIFIC RESPONSIBILITIES:

•	Exercising the usual authority concerning staffing, training, performance appraisals, promotions, salary recommendations and terminations. Communicating through departmental meetings employee suggestions, questions, concerns, and following through on pending items. Directing the activities for subordinates and providing ongoing support, supervision, and training.

•	Participating in the development and leading the execution of the Company’s strategies in the New Hampshire and Vermont markets as well as the entire BHB for Residential lending for generating profitable revenue over a long term horizon.

•	Communicating and providing guidance to customers and employees on the advantages of our business combination with a critical eye to preserving culture while preventing development of new subcultures.

•	Serving as a member of the Senior Executive Team (SET), Asset & Liability Committee, Management Loan Committee, Disclosure Controls & Procedures Committee, Enterprise Risk Management Committee, and other Committees deemed appropriate.

•	Directing, monitoring, coaching, and participating in business development and customer relations program for the New Hampshire and Vermont markets. Calling on present and prospective customers introducing the Company, explaining and selling bank services, and providing financial advice. Encouraging staff to cross sell deposits, products and services and to proactively refer business over multiple business lines.

•	Participating in professional industry organizations and civic groups to enhance the Company’s (including Lake Sunapee Bank) visibility and to further personal development.

This description is a summary of major responsibilities and is not intended to include all duties that may be assigned. Flexible work hours may be necessary and hours over 40 are expected as required.

Employee Signature	Date

EXHIBITS B and B(a)

Annual Incentive Plan

(attached)

2016 Executive Annual Incentive Program

Bar Harbor Bankshare’s (“BHB”) Annual Incentive Program is designed to recognize and reward executives for their collective contributions to BHB’s success. Our program focuses on rewarding for the achievement of specific goals that are critical to BHB’s growth and profitability. Individually and collectively, we believe our executive team has the ability to influence and drive our success. Our program is designed to reward our executives for driving the BHB’s success. This document summarizes the elements and features of the program.

In short, the objectives of this incentive program are to:

•	Focus executive attention on key business metrics.

•	Align pay with organizational and individual performance.

•	Encourage teamwork and collaboration across all areas of BHB.

•	Motivate and reward the achievement of specific, measurable performance objectives.

•	Provide competitive total cash compensation.

•	Provide significant reward for achieving and exceeding performance results.

•	Enable BHB to attract and retain the talent needed to drive success.

Eligibility

•	Eligibility will be limited to executive positions the Board has identified as having a significant impact on the success of the organization.

•	New employees and newly promoted employees will receive pro-rated awards based on date of hire or dates of eligibility into the management team.

•	Participants must be an active employee as of the reward payout date to receive an award.

•	Participant’s performance must be in good standing for the measurement period.

Performance Period

The performance period and program operates on a calendar year basis (January 1st – December 31st). Actual payout awards are made in cash following year-end after BHB’s financial results and performance have been audited and confirmed.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on his/her role. The target incentive will reflect a percentage of base salary and be determined consistent with competitive market practices. Actual awards will vary based on achievement of specific goals. The opportunity reflects a range of potential awards. Actual awards may range from 0% for less than Threshold (for not achieving minimal performance) to 150% of target (for exceptional performance). The table below summarizes the incentive ranges for the 2016 calendar year.

2016 Short-Term Incentive Targets
Role	Below Threshold	Threshold (50% of Target)	Target (100%)	Stretch (150% of Target)
CEO/President	0%	15.00%	38.00%	57.00%
EVP/CFO	0%	13.75%	28.00%	42.00%
EVPs	0%	12.50%	25.00%	37.50%
SVP	0%	10.00%	20.00%	30.00%

Incentive Plan Measures

Each participant will have predefined performance goals that will determine his/her annual incentive award. There are two performance categories: BHB and Individual. BHB performance will be reflected by common goals for all participants. Individual goals will reflect each participant’s individual contributions based on their role. The specific allocation of goals will be weighted to reflect the focus and contribution for each role/level in the Bank.

The table below provides guidelines for the allocation of participant’s incentives for each performance component

Position	BHB/Team Performance	Departmental or Individual Performance
CEO/President	75%	25%
EVP/CFO	70%	30%
Executive Officer	30%	70%
Executive Officers	50%-55%	45%-50%
Senior Vice Presidents	50%-70%	30%-50%

BHB Performance

BHB performance goals for 2016 are Net Income and Efficiency Ratio. The table below shows the specific performance goal at threshold, budget and stretch for 2016.

Company Performance	2016 Performance Goals
Measures	Threshold	Target	Stretch
Net Income* (millions)	93%	Budget	110%
Efficiency Ratio	>2.00	Budget	<2.00

*	Net Income Available to Common Shareholders

Individual Performance

In addition to BHB’s performance, participants may have individual goals that will focus on either department/team performance (e.g. loan growth, deposit growth, asset quality measures) and/or individual performance. The mix of these goals will vary by role. Whenever possible, performance targets and ranges for each measure will be set at the beginning of the calendar year. A minimum achievement of threshold level performance is required for the program to pay for each component.

Plan Trigger

In order for the Annual Incentive Program to ‘activate’ or turn on, Bar Harbor must achieve at least TBD million in Net Income. If BHB does not meet this level, the program will not pay out any awards for the year, regardless of performance on other goals.

Payouts

Payouts will be made in cash as soon as reasonably possible after the closing of BHB’s financials each year. Participants must be an active employee as of the reward payout date to receive an award. Awards are calculated based on actual performance relative to target. Achieving threshold performance will pay out at 50% of target incentive, target performance will pay out 100% of target, and stretch performance will pay out at 150% of target incentive. Performance payouts below threshold will be zero. Payouts are assessed by component such that one goal may achieve stretch and another may achieve only threshold. Actual payouts for each performance goal will be pro-rated between threshold, target and stretch levels to reward incremental improvement.

Below is an illustration of a simple program design for a SVP (Tier 5) with a base salary of $100,000 and an incentive target of 20% of base salary ($20,000). Goals are for illustration purposes only.

Participant Goals				Performance and Payout
Performance Measure	Performance Goal threshold/ target/stretch	Weight	At Target	Actual Performance	Payout Allocation (0% - 150%)	Payout ($)
Net Income	TBD	30%	$6,000	Target	100%	$6,000
Efficiency Ratio	TBD	30%	$6,000	Threshold	50%	$3,000
Individual performance goal #1	TBD	20%	$4,000	Stretch	150%	$6,000
Individual performance goal #2	TBD	10%	$2,000	Below Threshold	0%	$0
Individual performance goal #3	TBD	10%	$2,000	Threshold-Target	75%	$1,000

TOTAL		100%	$20,000	85% payout		$16,000

This participant’s payout of $16,000 is 80% of target. The payout reflects BHB’s Net Income performance at “Target”, Efficiency Ratio at Threshold, one Individual goal at stretch, another that was not achieved, and another at halfway between Threshold and Target.

Terms and Conditions

Effective Date

This program is effective January 1, 2016 to reflect calendar year January 1, 2016 to December 31, 2016. The program will be reviewed annually by the BHB’s Compensation and Human Resources Committee and Executive Management to ensure proper alignment with BHB’s business objectives. BHB retains the rights as described below to amend, modify or discontinue the program at any time during the specified period. The incentive program will remain in effect until December 31, 2016.

Program Administration

The program is authorized and voted by the Compensation and Human Resources Committee. The Compensation Committee has the sole authority to interpret the program and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

BHB has developed the program based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, BHB may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time. The Compensation and Human Resources Committee may, at its sole discretion, waive, change or amend the plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus by no later than March 15 following the calendar year. Awards will be paid out as a percentage of a participant’s base salary (less any amounts paid for short term disability benefits or grandfathered sick time) earned during the year as of December 31st for a given calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the program shall be solely those of an unsecured general creditor of BHB. Nothing contained in the program, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between BHB or the CEO and the participant or any other person. Nothing herein will be construed to require BHB or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Promotions, and Transfers

Participants newly employed by BHB will be eligible for participation into the program and will receive a pro rata incentive award based on their length of eligibility.

A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the program year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a participant is terminated by BHB, no incentive award will be paid. If a participant voluntarily leaves BHB before the award is paid, s/he will not receive payment unless their resignation is due to a hardship, retirement, death, disability, or extenuating family situation and BHB determines to make a payment. The Compensation Committee reserves the right to make a decision on whether or not to pay a pro-rated share of any incentive earned for the calendar year in question.

Disability, Death, or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on short- term or long-term disability, his/her incentive award for the program period shall be prorated so that no award will be earned during their absence.

In the event of death, BHB will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant.

In the event of retirement (other than retirement due to disability above), BHB may, in its discretion, pay to the participant a pro rata portion of the award that had been earned by the participant.

Any pro rata payments that BHB determines to pay shall be made no later than March 15 of the year following the year in which the participant terminated employment.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this program or any questions as to the correct interpretation of any information contained therein, BHB’s interpretation expressed by the Compensation and Human Resources Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the program to which the employee would otherwise be entitled will be revoked.

The Company will recover any payments made under this program, if the payment was based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

Participants who have willfully engaged in any activity, injurious to the BHB, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The program will not be deemed to give any participant the right to be retained in the employ of BHB, nor will the program interfere with the right of BHB to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and BHB is one of at-will employment. This program does not alter the relationship.

This incentive program and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maine.

Each provision in this plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This program is proprietary and confidential to BHB and its employees and should not be shared outside the organization except as authorized by the Compensation Committee for public disclosure documents.

EXHIBITS C and C(a)

Long Term Executive Incentive Plan

(attached)

2016 through 2018 Long Term Executive Incentive Plan (D)

Bar Harbor Bankshares and Subsidiaries (“BHB”) Long Term Executive Incentive Plan (“LTEIP”) is part of a total compensation package, which includes base salary, annual incentives, long-term incentives and benefits.

Individually and collectively, BHB believes the executive team has the ability to influence and drive our success. The LTEIP is designed to reward executives for driving BHB’s success. This document summarizes the elements and features of the LTEIP.

The objectives of the LTEIP are to:

•	Align executives with shareholder interests;

•	Increase executive stock ownership/holdings;

•	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;

•	Position BHB’s total compensation to be competitive with market for meeting performance goals;

•	Motivate and reward long-term sustained performance; and

•	Enable BHB to attract and retain talent needed to drive BHB’s success.

Eligibility

•	Eligibility will be limited to named executive officers and selected senior management officers nominated by the CEO and approved by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”); and

•	Participants must be an active employee as of the reward payout date to receive an award with the exception of retirement, death, or disability discussed further in this document.

Program Components

The 2016-2018 LTEIP consists of a combination of Time-vesting Restricted Stock and Performance-vesting Restricted Stock Units. Participants may receive Time-vested Restricted Stock, Performance-vested Restricted Stock Units, or both under this LTEIP.

•	Time-vested Restricted Stock supports executive ownership and retention objectives. Grants vest over three years (e.g. 1/3 per year) and are subject to a three year holding requirement (i.e. executive can’t sell for at least three years after vesting); and

•	Performance-vested Restricted Stock Units promote pay for performance since the awards are only paid out when predefined performance goals are met. Grants are earned and cliff vest after three years and are subject to a further three-year holding requirement after vesting.

The following table summarizes the measures and payout ranges.

Long-term Executive Incentive Program Guidelines Performance Period 2016-2018
Participants	Below Threshold <45% percentile	Threshold (50% of Target) 45th percentile	Target (100% of Target) 50th percentile	Stretch (150% of Target) 75th percentile and above
CEO/President	0%	15.00%	30.00%	45.00%
EVP/CFO	0%	13.75%	27.50%	41.25%
EVPs	0%	12.50%	25.00%	37.50%
SVP (Set Members)	0%	10.00%	20.00%	30.00%

Time-vested Restricted Stock is measured on a more holistic basis and is intended to allow for appropriate reflection of BHB’s performance, business environment, affordability, and individual performance and contribution. All awards are at the discretion of the Committee.

Performance-vested Restricted Stock Units will be granted at guideline level (i.e. target) and vesting will be determined by BHB’s future performance (i.e. three years after the grant).

Individual grant agreements will be provided to each individual upon grant and will specify the terms and conditions of the grant.

Performance Period-Performance-vested Restricted Stock Units.

Performance shares are granted at the start of each performance period. For the 2016-2018 LTEIP the start of the Performance Period will be January 1st 2016. Each performance cycle (i.e. performance period) is three years. The vesting (i.e. earning) of the award is contingent on actual performance of pre-defined measures at the end of the performance period (i.e. third year). The result is a rolling series of annual awards, each vesting over three years. (i. e. 2014 through 2016, 2015 through 2017, and 2016 through 2018). This plan document is for the 2016 through 2018 calendar years.

Performance-vested Restricted Stock Units-Metrics

Relative ROA will be selected for the performance measurement considering BHB’s Strategic Plan, growth strategy, as well as alignment with shareholder interests. The Committee will review the proposed performance goal (s) annually and approve the targets and ranges consistent with business plans and expectations for each subsequent rolling year plan. Threshold, target, and stretch goals will be established for each performance period and detailed in the table above.

Plan year for 2016 through 2018

For the performance period of January 1, 2016 to December 31, 2018, relative ROA will be used to determine the vesting of performance –based restricted stock units. Due to the long-term period, performance will be compared to an approved “industry index” that allows comparison of BHB to its peers. BHB will be using the SNL $750M to $3B Bank Index for peer measurement purposes.

The ROA measure will be calculated using each of the twelve quarter’s relative ROA ranking, then average the results for the final measurement.

In addition to relative ROA, there will be a Total Shareholder Return (“TSR”) modifier to further align shareholder interest. If the TSR calculation for the same performance measurement period is negative, a payout cannot exceed a threshold payout level regardless of the relative ROA performance results.

Vesting

Restricted stock awards will have a three-year installment vesting schedule while performance –vested restricted stock units will have a three-year cliff vesting schedule. At the time of the vesting, sufficient shares of restricted stock units may be withheld to cover the executive’s tax liabilities.

Grants will vest during the second quarter of each year to allow for the gathering of calendar-year peer ROA statistics and to remain in compliance with Code Section 409A regulations. Performance vested restricted stock unit awards will be made as soon as administratively possible after the third year anniversary of the performance grants.

Terms and Conditions

Effective Date

This LTEIP is effective January 1, 2016 to reflect a performance period of January 1, 2016 to December 31, 2018. The LTEIP will be reviewed annually by the BHB’s Compensation and Human Resources Committee and Executive Management to ensure proper alignment with BHB’s business objectives. The Committee and the independent members of the Board of Directors retain the right to amend or modify the LTEIP at any time during the specified period. The established performance measurement will remain constant for the three year term. This LTEIP will remain in effect until December 31, 2018.

Program Administration

The LTEIP is authorized by the Compensation and Human Resources Committee and further voted by the independent members of the Board of Directors. The Committee has the sole authority to interpret the LTEIP and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants with the exception of the performance measure.

Program Changes or Discontinuance

BHB has developed the LTEIP based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, BHB may add to, amend, modify or discontinue any of the terms or conditions of the LTEIP at any time. The established performance measurement will remain constant for the three year term. The Committee may, at its sole discretion, waive, change, amend, or discontinue any of the terms or conditions of the LTEIP at any time as it deems appropriate.

The Board of Directors also may, at its sole discretion, waive, change or amend the LTEIP as it deems appropriate.

Plan and Award Agreements

All awards granted under the LTEIP will be subject to the terms and conditions of an award agreement executed between BHB and the executive. Further, all awards will be subject to the terms of conditions of the shareholder-approved equity plan under which the awards will be granted.

New Hires, Promotions, and Transfers

A participant who is promoted or hired into the approved participant group generally will not be eligible for the current three-year plan, but will become a participant in the next rolling three-year program. The Committee may make exceptions to this provision at its discretion by allowing a pro-rated payment (based on the months the new entrant participates in the current year plan) on a case by case basis.

Termination of Employment

To encourage employees to remain in the employment of BHB, a participant must be an active employee of BHB on the day the award is paid (see exceptions for disability, death, or retirement).

If a participant is terminated by BHB, participation under the program is forfeited in its entirety.

If a participant voluntarily leaves BHB at any time during the performance period including the period before the award is paid, s/he will not be eligible for payment.

The Committee reserves the right to make a decision on whether or not to pay a pro-rated share of any incentive earned for the performance period in question.

Disability, Death, or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her incentive award for the performance period shall be prorated so that no award will be earned during the period of long-term disability. Payment will be made on the same schedule as with other participants.

In the event of death, BHB will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant. Payment will be made on the same schedule as with other participants.

In the event of retirement, BHB will pay to the participant a pro rata portion of the award that had been earned by the participant. Payment will be made on the same schedule as with other participants.

In the event of a Change in Control time-based grants will vest at 100% and Performance-based grants will vest at 100% of target. Payment will be made as soon as administratively possible after the Change of Control event is finalized. A Change of Control event will be determined as defined in BHB’s currently executed Change of Control agreements.

Participants who have willfully engaged in any activity, injurious to the BHB, will upon termination of employment, death, or retirement, forfeit any incentive award earned during a performance period in which the termination occurred.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this LTEIP or any questions as to the correct interpretation of any information contained therein, BHB’s interpretation expressed by the Board of Directors will be final and binding.

Clawback (pending further refinement of pending SEC regulations)

In the event that BHB is required to prepare an accounting restatement due to error, omission, or fraud (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE MKT) each plan participant shall reimburse BHB for part or the entire incentive award made to such plan participant on the basis of having met or exceeded specific targets for the performance periods. For purposes of the LTEIP, the term “incentive awards” means awards made under the BHB’s LTEIP, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of BHB. BHB may seek to reclaim incentives within a three-year period of the incentive payout.

In addition, the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the LTEIP to which the employee would otherwise be entitled will be revoked even though an accounting reinstatement may not be required.

Miscellaneous

The LTEIP will not be deemed to give any participant the right to be retained in the employ of BHB, nor will the LTEIP interfere with the right of BHB to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and BHB is one of at-will employment. The LTEIP does not alter the relationship.

This LTEIP and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maine.

Each provision in this LTEIP is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan is proprietary and confidential to BHB and its employees and should not be shared outside the organization except as authorized by the Compensation and Human Resources Committee for public disclosure documents.